Exhibit 10.13

THIS AGREEMENT is made on 1 October 2004

BETWEEN:

(1) CLPE HOLDINGS LIMITED, a company registered in England under number 3720212 whose registered office is at 14-15 Queensbrook, Spa Road, Bolton, Lancashire BL1 4AY ("the Company"); and

(2) DOUGLAS RALPH WILSON of 61B Carlton Hill, London NW8 OEN, UK ("the Executive").

1.      DEFINITIONS

1.1 In this agreement and the schedule to it the following expressions shall, unless the context otherwise requires or otherwise as expressly provided, have the following meanings:-

        "Associated Company"            any company (or subsidiary thereof as
                                        defined herein) in which any company in
                                        the Group is or shall be the holder of
                                        not less than 20% of the equity share
                                        capital (as defined by Section 744
                                        Companies Act 1985) or to which the
                                        Company or any company in the Group
                                        renders or shall render substantial
                                        managerial, administrative or technical
                                        services;

        "Basic Salary"                  the salary payable to the Executive from
                                        time to time pursuant to clause 4.1;

        "Board" the Board of Directors of the Company (or any director or committee of directors duly authorised by the Board of Directors of the Company);

        "Commencement Date"             For purposes of this Agreement, the
                                        Commencement Date shall be deemed to
                                        occur on October  , 2004.

        "Confidential Information"      (a)     any trade secrets, customer
                                                lists, trading details or
                                                other information of a
                                                confidential nature relating
                                                to any company in the Group
                                                (including, without

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                                                limitation, details of the
                                                activities, businesses,
                                                forward planning programmes or
                                                finances of any such company);
                                                and

                                        (b)     any other information
                                                specifically designated by any
                                                company in the Group as
                                                confidential; and

                                        (c)     any information in relation to
                                                which any company in the Group
                                                owes a duty of confidentiality
                                                to any third party.

        "Directly or Indirectly"        (without prejudice to the generality of
                                        the expression) whether as principal or
                                        agent (either alone or jointly or in
                                        partnership with any other person firm
                                        company) or a shareholder or holder of
                                        loan capital in any other company or
                                        being concerned or interested in any
                                        other person firm or company and whether as a director partner consultant employee or otherwise;

        Distribution Participation Plan such arrangements as the Company and/or
                                        Group may put in place from time to time to provide payments for senior level executives which payments are determined by or otherwise tied to the performance of the Company and/or Group.

        "Group" together the Company, any holding company of the Company and any subsidiary and subsidiary undertakings of the Company and of such holding company within the meanings of Sections 258, 736 and 736A of the Companies Act 1985 and any associated company;

        "Holiday Year"                  a calendar year commencing 1st January;

        "Subsidiary"                    CLP Envirogas Limited, a company
                                        registered in England under number
                                        3720203 whose registered office is at
                                        14-15 Queensbrook, Spa Road, Bolton,
                                        Lancashire, BL1 4AY;

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        "Termination Date"              the date of the termination of this
                                        agreement: and

        "Working Days"                  Weekdays but excluding Saturdays,
                                        Sundays, bank or other public holidays.

1.2 The headings to the clauses of this agreement are for convenience only and have no legal effect and references to the singular shall include a reference to the plural arid vice versa where the context so admits or requires.

1.3 References in this agreement to statutory provisions shall, where the context so admits or requires, be construed as including references to the corresponding provisions of any earlier statute (whether repealed or not) directly or indirectly amending, consolidated, extended or replaced by such provisions, or re-enacted in such provisions, or the corresponding provisions of any subsequent statute directly or indirectly amending, consolidating, extending or replacing such provisions, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.4 References in this agreement to clauses and the schedule are references to clauses of and the schedule to this agreement and references to this agreement include the schedule the provisions of which form part of this agreement and are incorporated herein.

2.      TERM

2.1 The Company shall employ the Executive and the Executive shall serve the Company as from the Commencement Date, subject to the terms and conditions of this agreement, until 31 December 2005.

2.2 Without prejudice to clauses 13.1 and 13.2 at its absolute discretion the Company may terminate this Agreement and the employment of the Executive with immediate effect at any time by giving him written notice and in full and final settlement of all claims which he has or may have against the Company, or any Group Company, or any director, employee or agent of the Company or any Group Company under or arising out of his employment with the Company or any such Group Company, the termination of his employment or otherwise, in such event the Company will:

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        2.2.1   pay him a termination payment (less PAYE deductions) equal to the salary that would otherwise have been paid pursuant to clause 4.1 during the balance of the Term as described in clause 2.1;

        2.2.2 pay him the remainder of expenses incurred in connection with the Executive's activities hereunder pursuant to clause 5 whether incurred before or after the date notice is given; and

        For the avoidance of doubt the Executive's employment will terminate on the date notice is given by the Company.

2.3 The parties agree that, as of the Commencement Date, the Services Agreement between the parties dated 5 August 2003 (the "2003 Services Agreement") shall cease and determine.

3.      JOB TITLE AND DUTIES

3.1 The Executive shall be employed as Chief Executive Officer of the Subsidiary, and shall report to the Board or such persons as the Board may nominate from time to time. The Executive will be responsible for all day-to-day operations of the Subsidiary and its affiliates including new and existing project operations, new project development, project financing and related activities.

3.2 The Executive will perform the role of Finance Director of the Subsidiary.

3.3 The Executive has been appointed a Director of the Company pursuant to a Shareholder's Agreement dated 18 March 2003 among the Company and certain of its Shareholders (as replaced or amended). Neither the execution of this Service Agreement and the performance by the Executive of the duties set forth herein; nor the termination of the Executive's employment by the Company as provided herein is intended to amend or modify, or have any other affect on, such Shareholder's Agreement.

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3.4     The Executive shall, subject always to the control of the Board, carry out such duties and accept such offices and directorships, notwithstanding his job title but consistent with his status, as may be assigned to him from time to time by the Board and such duties and/or offices and/or directorships may relate to the business of the Subsidiary or of any company in the Group.

3.5 The Executive shall (in addition to observing his implied duty of fidelity and his duties as a director at law):-

        3.5.1 use all proper means to the best of his ability to maintain and improve the business of the Subsidiary and the Group and further their respective reputations and interests:

        3.5.2 faithfully and diligently perform those duties and exercise such powers as are consistent with them which shall from time to time be assigned to or vested in him;

        3.5.3 comply with all lawful and reasonable directions, restrictions, rules and regulations from time to time laid down or adopted by the Board;

        3.5.4 at all times give to the Board (in writing, if so requested) such information, advice and explanations as it may require in connection with matters relating to his employment under this agreement or with the business of the Subsidiary or any company in the Group;

        3.5.5 disclose to the Board on a timely basis (in writing if so requested) all facts and matters which may or do give rise to a conflict between the Executive's personal interests and those of the Subsidiary or the Group; and

        3.5.6 carry out his duties and exercise his powers jointly with any other person who may at any time be appointed by the Board to act jointly with him.

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3.6     The Executive shall devote himself exclusively to the performance of his duties during normal working hours (which are 9.15am to 5.15pm) at his place of employment and at all other times which may be necessary for the proper performance of his duties except in the case of illness or accident.

3.7 The Executive's place of employment shall be at the Subsidiary's premises in Bolton and London or any other place of business within the United Kingdom from where the Subsidiary may operate from time to time. The Executive shall undertake such travel both within and outside the United Kingdom as may be necessary for the proper performance of his duties.

3.8 Notwithstanding any other provision of this agreement, the Board shall not be under any obligation to vest in or assign to the Executive any powers or duties and may without the need to give any reason for so doing during any period of notice hereunder:

        3.8.1   require the Executive to perform:-

                3.8.1.1  all his normal duties; or

                3.8.1.2  a part only of his normal duties and no other; or

                3.8.1.3  such other duties as it may require and no others; or

                3.8.1.4  no duties whatever; and

        3.8.2 suspend or exclude the Executive from all or any premises of the Subsidiary and any company in the Group; and

        3.8.3 require the Executive not to contact any customers, clients, suppliers or employees of the Subsidiary or any company in the Group in connection with the business of the Subsidiary or the Group; and

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        3.8.4   require the Executive immediately to resign from any
                directorships of the Subsidiary or any company in the Group.

        The Executive's salary will not cease to be payable (in whole or in part) nor will he cease to be entitled to any other benefits under this agreement by reason only of such requirement as is described in this clause 3.8.

3.9 If the Executive fails to make himself available for work during any period of notice of termination of the Executive's employment, other than pursuant to clause 3.8 or in accordance with clauses 6 or 7 or with the prior written permission of the Board, the Executive shall not be entitled to any payment of salary or to any benefits in respect of such absence.

3.10 The Executive shall under no circumstances whatsoever either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with any company in the Group unless previously agreed with the Board. The restrictions set out in this clause 3.10 shall not apply to travel and entertainments customarily provided to executives in positions similar to that of the Executive in the normal course of business. For the avoidance of doubt, this will apply to such travel and entertainment provided by customers of and suppliers to the Company.

4.      REMUNERATION

4.1 The Executive's remuneration shall be a monthly salary (which shall accrue from day to day) at the rate of (pound)20,833.33 less PAYE and employees National Insurance payable by bank credit transfer in equal monthly installments in arrears on or about the 25th day but not later than on the last day of each month. The basic salary shall be deemed to be inclusive of any director's fees which the Executive may receive or be entitled to receive from the Subsidiary or any company within the Group.

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4.2     The Executive shall participate in the Distribution Participation Plan on terms described therein.

4.3 The Executive shall have the right to participate on the same terms as the other senior level executives of the Company in any savings, pension, retirement or other similar plan offered by the Company including all tax deferred savings and pension plans

4.4 The Executive shall receive health insurance and life insurance cover consistent with that provided to other senior level executives.

5.      EXPENSES

5.1 The Company shall repay (or shall cause the Subsidiary to repay) to the Executive all expenses reasonably and properly incurred by the Executive in the performance of his duties under this agreement upon appropriate evidence of such expenditure being provided to the Company.

5.2 The Executive undertakes to observe the Company's policy on expenses from time to time.

5.3 The Company shall repay to the Executive the cost of coach class airline tickets between Manchester or London, UK and Boston, MA (USA) or such similar points as the Executive deems appropriate as such costs are incurred from time to time.

5.4 The Company shall hear the reasonable expenses (either directly or through re-imbursement) associated with moving household from the USA to the UK and for a return move should such return move take place within one year of the move to the UK.

5.5 Telecom expenses including mobile phone service and terrestrial calls. Office and computing equipment as needed from time to time.

6.      HOLIDAYS

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6.1     The Executive shall be entitled to paid holidays of 26 working days in each calendar year in addition to all usual UK bank and other public holidays.

6.2 Upon termination of the Executive's employment for any reason other than gross misconduct or other breach of this agreement the Executive shall be entitled to pay in lieu of any accrued holiday entitlement. Upon termination of the Executive's employment for any reason, the Executive shall be required to repay to the Company any basic salary received in respect of holiday taken in excess of the accrued holiday entitlement. Any such sum due to the Company may be deducted from any remuneration or other sums otherwise payable by the Company to the Executive.

7.      ILLNESS OR ACCIDENT

7.1 The Executive shall be entitled to receive the basic salary and other contractual benefits to which he is entitled under this agreement if prevented from performing his duties through illness, accident or other such incapacity only for a period not exceeding 3 consecutive months or an aggregate of 65 working days (whether consecutive or not) in any 12 consecutive calendar months. The Executive's entitlement to basic salary and other benefits under this agreement shall cease upon the expiry of the period referred to in this clause. Entitlement to basic salary and other benefits under this agreement shall resume at such time as the Executive is capable of and resumes performance of his duties.

7.2 The basic salary payable by the Company to the Executive in circumstances where clause 7.1 applies shall abate by the amount of sickness or disability benefit to which the Executive may be entitled under any scheme maintained by the Group or under any relevant legislation.

7.3 The Executive shall notify the Company of any illness, accident or other incapacity in such form and thereafter at such intervals as the Company may require.

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7.4     The Executive may be required at the request of the Company during the course of his employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination at the cost of the Company to determine his fitness for continued employment and shall co-operate in ensuring the prompt delivery of the relative report to the Company. Notwithstanding the provisions of the Access to Medical Reports Act 1988, the Executive will permit the Company access to any medical report relating to the physical or mental health of the Executive and relevant to the ability of the Executive to perform his duties from a medical or other practitioner who is or has been responsible for the clinical care or treatment of the Executive.

8.      AUTHORITY

        The Executive shall not without the prior consent of the Board (as evidenced by a resolution of the Board):-

8.1 incur on behalf of the Subsidiary or any company in the Group any capital expenditure in excess of such stun as may be authorised from time to time; or

8.2 enter into on behalf of the Subsidiary or any company in the Group any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties or of an unusual or onerous or long term nature.

9.      CONFIDENTIALITY

9.1 The Executive shall not, whether during or after the termination of his employment except in the proper course of his duties, use or divulge and shall use his best endeavors to prevent the use, publication or disclosure to any person, firm or company of any Confidential Information which has or may come to his knowledge in the course of his employment save that this obligation shall not extend to any matters which are or shall be in the public domain otherwise than due to the default of the Executive.

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9.2     Any Confidential Information as shall be made or received by the
        Executive during the continuance of this agreement shall be the property of the Company and all such property and copies thereof shall be surrendered by the Executive to the Company, immediately upon the termination of this agreement (howsoever occasioned) in accordance with clause 15 or at the request of the Board at any time during the course of his employment.

9.3 The Executive agrees that the provisions of this clause 9 are without prejudice to any other duties of confidentiality owed by the Executive to the Company whether express or implied and will remain in force after termination of his employment with the Company.

9.4 Nothing in this clause 9 shall restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that the Executive shall, unless obliged by law, have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure.

10.     OUTSIDE INTERESTS

        The Executive shall not, when employed by the Company, be directly or indirectly concerned or interested in any trade or occupation or business other than the businesses of the Subsidiary and the Group except that (i) the Executive may pursue business interests that are not competitive with the business of the Subsidiary and the Group so long as such efforts do not exceed 20 hours in any calendar month, and (ii) unless the Company and the Executive agree to an extension of the term of this Agreement, during the last sixty (60) days of the teen, Executive may pursue other employment opportunities so long as they do not inhibit the discharge of Executive's duties hereunder.

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        In this clause 10 the expression "occupation" shall include membership of Parliament or of a local authority, council or any other public or private work (whether for profit or otherwise).

11.     DISCIPLINE AND GRIEVANCES

11.1 There are no disciplinary rules as at the date of this agreement applicable to the Executive's employment hereunder nor any specific provisions for dealing with any grievance.

11.2 In order to investigate a complaint or allegation against the Executive of misconduct and to allow the Company to carry out whatever investigations it deems appropriate, the Company may for a maximum continuous period of 30 working days suspend the Executive on full pay and with other contractual benefits and require the Executive:

        11.2.1 not to enter any premises of the Company or any company in the Group; and

        11.2.2 to abstain from contacting any customers, clients, employees or suppliers of the Company or any company in the Group.

        The Executive shall not be employed by or provide services to any third party during the period for which he is suspended pursuant to this clause 11.2.

12.     DIRECTORSHIPS

12.1 If required by the Board to act as a director of any company in the Group in addition to the Company in accordance with clause 3.4 or if appointed by agreement with the Board as a director of any corporation in which the Group may have an interest, the Executive shall resign from any such directorship as the Board may from time to time require. A request for any such resignation shall not constitute termination of this agreement or constructive dismissal of the Executive.

13.     TERMINATION BY DEFAULT

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13.1    Notwithstanding any other provision of this agreement, the Board may at any time in writing terminate the Executive's employment with immediate effect and without notice of payment in lieu of notice and without prejudice to any rights or claims which it may have against him if at any time the Executive shall:

        13.1.1  be guilty of gross misconduct or gross neglect of his duties; or

        13.1.2  commit a serious breach of this agreement; or

        13.1.3 commit any repeated or continued material breach of his obligations under this agreement; or

        13.1.4 fail to maintain a satisfactory standard of conduct or performance; or

        13.1.5 commit any act of dishonesty or be guilty of conduct (whether or not connected with his employment) tending to bring the Company, any company in the Group or himself into disrepute or otherwise to affect prejudicially the interests of the Company or any company in the Group; or

        13.1.6 be convicted of any offence under Part V of the Criminal Justice Act 1993 or under any order or regulation relating to insider dealing; or

        13.1.7 be convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

        13.1.8 commit a material breach of the rules of any relevant regulatory authority.

13.2 The Company's right immediately to terminate the Executive's employment under this clause 13 is without prejudice to any rights it may have to do so derived from common law.

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13.3    For the avoidance of doubt, if the Executive has committed any of the activities specified in clauses 13.1.1 to 13.1.10, and the Board has terminated his employment then:

        13.3.1 the Company shall be liable only to pay the Executive up until the date the termination notice is served (salary shall be prorated up to such date) and

        13.3.2  the provisions of clause 2.2.1 shall cease to apply.

14.     EXECUTIVE'S OBLIGATIONS UPON TERMINATION

        On the termination of the Executive's employment for any reason:

14.1 the Executive shall forthwith deliver to the Company all records documents accounts letters and papers of every description within his possession or control relating to the affairs and business of the Company or any company in the Group and any other property belonging to the Company or any company in the Group provided that the Executive shall not be obliged to return any papers which he has received in the capacity of shareholder of the Company or any company in the Group.

14.2 The Executive agrees that, during the term of this agreement and for one year following the termination of this agreement not to solicit or entice or endeavour to solicit or entice any person to breach his contract of employment or contract for services with the Company or any company in the Group or procure or facilitate such by any person firm or company.

15.     SURVIVAL OF COVENANTS ON TERMINATION

        Notwithstanding the termination of this agreement, save as otherwise provided herein, it shall remain in full force and effect to the extent that the obligations of the Executive which are expressed to operate thereafter or are of a continuing nature are concerned and may be enforced against the Executive accordingly.

16.     WARRANTY

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        The Executive warrants that by virtue of entering into this agreement and performing the duties set out in this agreement he will not be in breach of any contract of service or for the provision of services or any partnership agreement and will, save as implied by law, be free from all agreements, arrangements or other restrictions restricting his right to compete with any person or to solicit clients or employees of any person or in any way restricting hint from performing this agreement in accordance with its terms.

17.     NOTICES

17.1    Any notice to be given hereunder shall be in writing.

17.2 Any notice to be given to the Company shall be sufficiently served either if delivered personally or sent by first class post to the Company's registered office for the time being.

17.3 Any notice to the Executive shall he sufficiently served if delivered to him personally or sent by first class post to his usual or last known place of abode.

17.4 Any notice if posted shall be deemed to have been served at the time when in the ordinary course of post such notice would have been received.

18.     GENERAL

18.1 This agreement shall be governed and construed in all respects in accordance with the laws of England and Wales and the parties agree to submit to the non-exclusive jurisdiction of the Courts of England and Wales.

18.2 The parties hereto agree that there shall be no obligation on the Company or any company in the Group to provide to any person a reference in respect of the Executive whether during or after the termination of his employment hereunder.

18.3 For the purposes of this agreement, and notwithstanding any of the other provisions of this agreement, the Company will be entitled to carry out all or any of its obligations under this agreement, whether as to payment of remuneration or otherwise, through any company or companies

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        in the Group as the Board may from time to time expressly determine and the Company may enforce the provisions of this agreement either directly as a party to it or as an agent for and on behalf of any such company in the Group.

18.4 The parties hereto agree and acknowledge that neither has, in entering into this agreement, relied upon any representation made by the other save as set out herein.

19.     VARIATION

        This agreement:-

19.1 contains the whole of the terms agreed in respect of the Executive's employment as from the Commencement Date;

19.2 is in substitution for any other previous agreement or arrangement in respect of his employment by any company in the Group; and


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19.3    shall only be capable of being varied by a supplemental agreement or memorandum in writing signed by or on behalf of the parties hereto.

EXECUTED AS A DEED by the COMPANY

In the presence of.-




Director                       Director/Secretary





SIGNED AS A DEED and DELIVERED by
the EXECUTIVE in the presence of--